                                                                    Exhibit 3.3


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                          GENESIS HEALTH VENTURES, INC.

     First: Name. The name of the corporation is Genesis Health Ventures, Inc.

     Second: Registered Office. The location and address of the registered office of the corporation is 101 East State Street, Kennett Square, Pennsylvania 19348.

     Third: Purpose. The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purposes:

          To have unlimited power to engage in or to do any lawful act concerning any or all lawful businesses for which corporations may be incorporated under the Pennsylvania Business Corporation Law, as amended, and to own, operate and manage businesses engaged in healthcare services.

     Fourth: Term. The term for which the corporation is to exist is perpetual.

     Fifth: A. Capital Stock.

            1. Authorized Shares. The aggregate number of shares which the corporation shall have authority to issue is two hundred ten million (210,000,000) shares, consisting of (a) two hundred million (200,000,000) shares of common stock, par value $.02 per share, and (b) ten million (10,000,000) shares of preferred stock, one million (1,000,000) of which are designated as Series A Convertible Preferred Stock as described in Article 5(B), and the remainder of which may be divided and issued from time to time in one or more series as may be designated by the Board of Directors of the corporation, as more fully described in Article 5(A)(2) below ("Preferred Stock").

            2. Preferred Stock. The shares of Preferred Stock may be divided and issued from time to time in one or more series as may be designated by the Board of Directors of the corporation, each such series to be distinctly titled and to consist of the number of shares designated by the Board of Directors. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon (if any) shall accrue or be cumulative (or both). The designations, preferences, qualifications, limitations, restrictions, and special or relative rights (if any) of any series of Preferred Stock may differ from those of any and all other series at any time outstanding. The Board of Directors of the Corporation is hereby expressly vested with authority to fix by resolution the designations, preferences, qualifications, limitations, restrictions and special or relative rights (if any) of the Preferred Stock and each series thereof which may be designated by the Board of Directors, including, but without limiting the generality of the foregoing, the following:

                      (a) the voting rights and powers (if any) of the Preferred Stock and each series thereof;

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                      (b) the rates and times at which, and the terms and
conditions on which, dividends (if any) on Preferred Stock, and each series thereof, will be paid and any dividend preferences or rights of cumulation;

                      (c) the rights (if any) of holders of Preferred Stock, and each series thereof, to convert the same into, or exchange the name for, shares of other classes (or series of classes) of capital stock of the corporation and the terms and conditions for such conversion or exchange, including provisions for adjustment of conversion or exchange prices or rates in such events as the Board of Directors shall determine;

                      (d) the redemption rights (if any) of the corporation and the holders of the Preferred Stock and each series thereof and the times at which, and the terms and conditions on which, Preferred Stock, and each series thereof, may be redeemed; and

                      (e) the rights and preferences (if any) of the holders of Preferred Stock, and each series thereof, upon the voluntary liquidation, dissolution or winding up of the corporation.

                   B. Series A Convertible Preferred Stock.

                   1. Definitions. The following definitions shall apply in this Article 5(B):

                   "AGE Institute" shall mean individually and collectively the following corporations: AGE Institute of Pennsylvania, Inc., AGE Institute of Massachusetts, Inc., AGE Institute of Florida, Inc., Delaware Valley Convalescent Homes, Inc., and AGE Holdings, Inc.

                  "Board" shall mean the Board of Directors of the Company.

                  "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                   "Common Stock" shall mean the Common Stock, par value $0.02 per share, of the Company.

                   "Company" shall mean Genesis Health Ventures, Inc., a Pennsylvania corporation.

                   "Conversion Price" shall mean $20.33, as adjusted pursuant to
         Section 7 of this Article 5(B).

                   "Conversion Ratio" shall mean the ratio computed by dividing the Liquidation Preference by the Conversion Price.

                  "Convertible Preferred Stock" shall refer to shares of Series A Convertible Preferred Stock, $0.01 par value per share, of the Company.

                  "Dividend Rate" shall mean 6% per annum, calculated on a 365 (or 366 in the case of leap year) day per year basis, based on the actual number of days elapsed.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such similar Federal statute.

                  "Fair Value" shall mean (i) the Market Price or (ii) if the Common Stock or Other Security, as the case may be, is not so listed or quoted but is traded in the over-the-counter market (other than the NASDAQ Market), the average of the closing bid and asked prices of a share of such Common Stock or Other Security, in each case quoted for the 30 Business Days (or such lesser number of Business Days as such Common Stock (or Other Security) shall have been so listed, quoted or traded) next preceding the date of measurement; provided, however, that if no such sales price or bid and asked prices have been quoted during the preceding 30-day period or there is otherwise no established trading market for such security, then "Fair Value" shall mean the value of such Common Stock or Other Security as determined reasonably and in good faith by the Board of Directors of the Company; and provided, further, however, that in the event the current market price of a share of such Common Stock or of the minimum traded denomination of such Other Security is determined during a period following the announcement by the Company of (x) a dividend or distribution on the Common Stock or Other Security payable in shares of Common Stock or in such Other Security, or (y) any subdivision, combination or reclassification of the Common Stock or Other Security, and prior to the expiration of 30 Business Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the "Fair Value" shall be appropriately adjusted to take into account ex-dividend trading. Anything herein to the contrary notwithstanding, in case the Company shall issue any shares of Common Stock, rights, options, or Other Securities in connection with the acquisition by the Company of the stock or assets of any other Person or the merger of any other Person into the Company, the Fair Value of the Common Stock or Other Securities so issued shall be determined as of the date the number of shares of Common Stock, rights, options or Other Securities was determined (as set forth in a written agreement between the Company and the other party to the transaction) rather than on the date of issuance of such shares of Common Stock, rights, options or Other Securities.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

                  "Liquidation Preference" shall mean $100 per share.

                  "Market Price" shall mean, with respect to Common Stock or any Other Security, in each case, if such security is listed on one or more stock exchanges or quoted on the National Market System or Small Cap Market of NASDAQ (the "NASDAQ Market"), the average of the closing or last reported sales prices of a share of Common Stock or, if an Other Security in the minimum denomination in which such security is traded, on the primary national or regional stock exchange on which such security is listed or on the NASDAQ Market if quoted thereon.

                  "Net Cash Proceeds" shall mean all cash and cash equivalents received by the Company from any of the Specified Transactions net of
         (i) all expenses, commissions, and other fees incurred and all taxes required to be paid or accrued as a liability as a consequence of such Specified Transaction, (ii) all payments made by the Company or its Subsidiaries on debt which is secured by assets subject of such Specified Transaction or which debt is required to be repaid as a result or from proceeds from such Specified Transaction or in order to obtain a necessary consent to such Specified Transactions or, by applicable law, be repaid from such Specified Transaction and (iii) appropriate amounts to be provided by the Company or any of its Subsidiaries as a reserve in accordance with generally accepted accounting principles against liabilities of the Company or its Subsidiaries associated with such Specified Transaction, including, without limitation, claims for indemnification.

                  "New Warrants" shall mean the warrants to purchase up to 4,559,475 shares of Common Stock of the Company for an exercise price of $20.33 issued on or about September 28, 2001.

                  "Organic Change" shall mean (A) any sale, lease, exchange or other transfer of all or substantially all of the property and assets of the Company, (B) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (C) any merger or consolidation to which the Company is a party and which the holders of the voting securities of the Company immediately prior thereto own less than a majority of the outstanding voting securities of the surviving entity immediately following such transaction, or (D) any Person or group of Persons (as such term is used in Section 13(d) of the Exchange
         Act), shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) securities of the Company representing 50% or more of the voting securities of the Company then outstanding. For purposes of the preceding sentence, "voting securities" shall mean securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

                  "Other Securities" shall mean any stock (other than Common Stock) and other securities of the Company or any other Person (corporate or otherwise) that the holders of the Convertible Preferred Stock at any time shall be entitled to receive or shall have received, upon the conversion of the Convertible Preferred Stock, in lieu of or in addition to Common Stock, or that at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

                   "Other Shares" has the meaning specified in Section 7(h)(ii) of this Article 5(B).

                   "Original Issue Date" shall mean the date of the original issuance of shares of Convertible Preferred Stock.

                  "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

                   "Redemption Date" shall mean the date on which any shares of Convertible Preferred Stock are redeemed by the Company.

                   "Redemption Price" has the meaning set forth in Section 6(a)(i) of this Article 5(B).

                  "Required Holders" shall mean the holders of at least of a majority of the outstanding shares of Convertible Preferred Stock.

                  "Specified Transactions" shall mean

                       (i) the sale of the following real and personal property,

ASSETS                                                        OWNER(S)

Heritage at Madison Avenue (ground lease)                     Geriatric and Medical Services, inc.

Wayside Center, Worcester, MA                                 Wayside Nursing Home, Inc.

Elmwood Center, Aurora, IL                                    Elmwood Health Resources, Inc.

Ewing Center, Ewing NJ                                        Health Resources of Ewing, LLC

Franklin Center, Greenfield, MA                               Genesis Health Ventures of Massachusetts, Inc.

Lincoln Center, Worcester, MA                                 Lincoln Nursing Home, Inc.

Assets of Ambulance Business                                  Network Ambulance Service, Inc.,

                                                              Genesis Eldercare Transportation Services, Inc.,
                                                              Weisenfluh Ambulance Service, Inc.,

                                                              Carefleet, Inc.; Valley Medical Services, Inc.; and
                                                              Valley Transportation Ambulance Service, Inc.

                       (ii) the exercise of the New Warrants;

                       (iii) any settlement or resolution of claims filed by the Company as of September 28, 2001 against the federal government with respect to disputed receivables payable to the Company pursuant to an agreement entered into between a health care facility, supplier or physician and The Center for Medicare and Medicaid Services or any federal or state agency or other entity administering Medicare in such state, or other grant of authority by The Center for Medicare and Medicaid Services or any federal or state agency or other entity administering Medicare in such state, under which the health care facility, supplier or physician is authorized to provide medical goods and services to Medicare patients and to be reimbursed by Medicare for such goods and services, where the dispute is related to "related party issues" or "employee benefits costs";

                       (iv) the settlement or resolution of the claims of the Company and its subsidiaries as of September 28, 2001 against related nursing home owners affiliated with AGE Holdings, Inc. for, among other things, unpaid receivables, and

                       (v) the issuance of any of the Common Stock of the Company (other than in respect of the New Warrants) for cash, which shall not include issuances of Common Stock upon conversion of the New Warrants or this Preferred Stock, any issuances of Common Stock in connection any acquisition or merger by the Company or issuances of Common Stock, the proceeds of which are required to be paid to creditors of the Company in accordance with the agreements related thereto.

                      "Trading Day" shall mean a Business Day or, if the Common Stock is listed or admitted to trading on any national securities exchange or NASDAQ market, a day on which such exchange or market is open for the transaction of business.

                      2. Designation. The designation of the preferred stock shall be "Series A Convertible Preferred Stock."

                      3. Dividends.

                      (a) So long as any shares of Convertible Preferred Stock shall be outstanding, the holders of such Convertible Preferred Stock shall be entitled to receive out of any funds legally available therefore, when, as and if declared by the Board of Directors of the Company, preferential dividends at the Dividend Rate on the Liquidation Preference hereunder, payable quarterly on the first Business Day of each calendar quarter either (i) in cash or (ii) in the issuance of additional shares of Convertible Preferred Stock with a Liquidation Preference equal to the amount of such dividend. Such dividends shall be cumulative and begin to accrue from the Original Issue Date, whether or not declared and whether or not there shall be net profits or net assets of the Company legally available for the payment of those dividends.

                      (b) Dividends not paid on the applicable payment date shall be added to the then effective Liquidation Preference on the relevant dividend payment date. Any amounts so added to the then effective Liquidation Preference shall be subject to reduction as provided for in Section 3(c) below.

                      (c) An amount equal to the accumulated and unpaid dividends for any past dividend period may be declared and paid as a dividend in shares of Convertible Preferred Stock as provided for in Section 3(a) above on any subsequent dividend payment date to all holders of record on the record date relating to such subsequent dividend payment date. Each such payment shall automatically reduce the then effective Liquidation Preference per share by an amount equal to the aggregate amount of such payment divided by the number of shares of Convertible Preferred Stock outstanding on the record date relating to such subsequent dividend payment date; provided however, that the Liquidation Preference shall not be reduced below $100 per share.

                      4. Liquidation Rights of Convertible Preferred Stock.

                      (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of Common Stock or any share of any other class or series of the Company's preferred stock ranking junior to the Convertible Preferred Stock with respect to the payment of dividends or distribution of assets on liquidation, dissolution or winding up of the Company, an amount equal to the Liquidation Preference plus all declared or accrued and unpaid dividends in respect of any liquidation, dissolution or winding up consummated.

                      (b) If upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of Convertible Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of Convertible Preferred Stock, based on the full preferential amounts for the number of shares of Convertible Preferred Stock held by each holder.

                      (c) After payment to the holders of Convertible Preferred Stock of the amounts set forth in Section 4(a) of this Article 5(B), the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of any Company stock entitled to a preference over the Common Stock in accordance with the terms thereof and, thereafter, to the holders of Common Stock.

                      5. Voting Rights. In addition to any voting rights provided by law, the holders of shares of Convertible Preferred Stock shall have the following voting rights:

                      (a) So long as any of the Convertible Preferred Stock is outstanding, each share of Convertible Preferred Stock shall entitle the holder thereof to vote on all matters voted on by the holders of Common Stock, voting together as a single class with other shares entitled to vote at all meetings of the stockholders of the Company. With respect to any such vote, each share of Convertible Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the number of shares of Common Stock of the Company into which such share of Convertible Preferred Stock is convertible on the record date for such vote.

                      (b) The affirmative vote of the Required Holders, voting together as a class, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, or pursuant to a written consent of stockholders shall be necessary to

                      (i) authorize, adopt or approve an amendment to the Amended and Restated Articles of Incorporation of the Company which would alter or change in any manner the terms, powers, preferences or special rights of the shares of Convertible Preferred Stock or grant waivers thereof, or which would otherwise adversely affect the rights of the Convertible Preferred Stock, provided that no such modification or amendment may, without the consent of each holder of Convertible Preferred Stock affected thereby, (A) change the redemption date of the Convertible Preferred Stock; (B) raise the Conversion Price or reduce the Liquidation Preference, Dividend Rate or Redemption Price of the Convertible Preferred Stock; (C) adversely affect any of the conversion features of the Convertible Preferred Stock set forth in Section 7 of this Article 5(B); or (D) reduce the percentage of outstanding Convertible Preferred Stock necessary to modify or amend the terms thereof or to grant waivers thereof;

                      (ii) issue any shares of the capital stock of the Company ranking senior to, or pari passu with (either as to dividends or upon voluntary or involuntary liquidation, dissolution or winding up) the Convertible Preferred Stock, or issue any securities convertible into or exchangeable for such shares; or

                      (iii) enter into any transaction or series of transactions which would constitute an Organic Change if the terms thereof do not comply with Section 6(d) of this Article 5(B), if applicable.

                      6. Redemption of Convertible Preferred Stock.

                      (a) (i) Optional Redemption. (A) If any Organic Change occurs, at the option of any holder of outstanding Convertible Preferred Stock (as exercised pursuant to subparagraph (B) below), the Company shall redeem, at the redemption price equal to the sum of the Liquidation Preference per share plus an amount equal to all accrued and unpaid dividends per share (the "Redemption Price"), those outstanding shares of Convertible Preferred Stock which the holders of such Convertible Preferred Stock have elected to redeem, such redemption to occur immediately prior to or simultaneously with the consummation of such Organic Change.

                      (B) The Company will give written notice of any Organic Change, stating the substance and intended date of consummation thereof, not more than sixty (60) Business Days nor less than twenty
         (20) Business Days prior to the date of consummation thereof, to each holder of Convertible Preferred Stock. The holders of the Convertible Preferred Stock shall have fifteen (15) Business Days (the "Notice Period") from the date of the receipt of such notice to demand (by written notice mailed to the Company) redemption of all or any portion of the shares of Convertible Preferred Stock held by such holder.

                      (ii) Mandatory Redemption. (A) The Company shall redeem, and the holders of the outstanding Convertible Preferred Stock shall sell to the Company, at the Redemption Price, (1) all of the outstanding Convertible Preferred Stock on the ninth anniversary of the Original Issue Date and (2) outstanding Convertible Preferred Stock on a pro rata basis from Net Cash Proceeds from Specified Transactions actually received by the Company (which has not been previously used to redeem the Convertible Preferred Stock) provided that (x) the Company shall not be obligated to make any such redemption pursuant to this clause (2) in an amount less than $10 million and (y) such redemption pursuant to this clause (2) shall be made within 90 days after the receipt of such Net Cash Proceeds which would require a redemption hereunder. Any optional redemption made pursuant to Section 6(a)(iii) shall reduce the Company's obligation to make a mandatory redemption pursuant to clause (2) of this Article 5(B) on a dollar-for-dollar basis.

                           (B) At least twenty (20) Business Days and not more than sixty (60) Business Days prior to the date fixed for the redemption of the Convertible Preferred Stock, written notice (the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record of the Convertible Preferred Stock at its post office address last shown on the records of the Company. The Redemption Notice shall state:

                               (1) the total number of shares of Convertible Preferred Stock the Company intends to redeem from all holders;

                               (2) the number of shares of Convertible Preferred Stock held by the holder that the Company intends to redeem;

                               (3) the date fixed for redemption and the Redemption Price; and

                               (4) that the holder is to surrender to the Company, in the manner and at the place designated, its certificate or certificates representing the shares of Convertible Preferred Stock to be redeemed.

                      (iii) Company's Optional Redemption. (A) The Company, at any time and from time to time, may at its option, elect to redeem, and the holders of the outstanding Convertible Preferred Stock shall sell to the Company, shares of Convertible Preferred Stock provided such redemption is made on pro rata basis from all holders of Convertible Preferred Stock.

                           (B) At least twenty (20) Business Days and not more than sixty (60) Business Days prior to the date fixed for the redemption of the Convertible Preferred Stock, written notice (the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record of the Convertible Preferred Stock at its post office address last shown on the records of the Company. The Redemption Notice shall state:

                               (1) the total number of shares of Convertible Preferred Stock the Company intends to redeem from all holders;

                               (2) the number of shares of Convertible Preferred Stock held by the holder that the Company intends to redeem;

                               (3) the date fixed for redemption and the Redemption Price; and

                               (4) that the holder is to surrender to the Company, in the manner and at the place designated, its certificate or certificates representing the shares of Convertible Preferred Stock to be redeemed.

         (b) On or before the Redemption Date, each holder of Convertible Preferred Stock shall surrender the certificate or certificates representing such shares of Convertible Preferred Stock to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable in cash on the Redemption Date to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         (c) Unless the Company defaults in the payment in full of the Redemption Price, dividends on the Convertible Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the holders of such shares redeemed shall cease to have any further rights with respect thereto on the Redemption Date, other than to receive the Redemption Price without interest.

         (d) If, at the time of any redemption pursuant to this Section 6, the funds of the Company legally available for redemption of Convertible Preferred Stock are insufficient to redeem the number of shares required to be redeemed, those funds which are legally available shall be used to redeem the maximum possible number of such shares, pro rata based upon the number of shares to be redeemed. At any time thereafter when additional funds of the Company become legally available for the redemption of Convertible Preferred Stock, such funds shall immediately be used to redeem the balance of the shares of Convertible Preferred Stock which the Company has become obligated to redeem pursuant to this subparagraph, but which it has not redeemed; or, in the case of a redemption pursuant to Section 6(a)(i) if a Person other than the Company is the surviving or resulting corporation in any Organic Change, such Person shall, at the consummation of such Organic Change, redeem such balance of the shares of Convertible Preferred Stock (and the Company shall so provide in its agreements with such person relating to such Organic Change).

         (e) The Company may not otherwise redeem or repurchase the Convertible Preferred Stock.

         7. Conversion. (a) Subject to the provisions for adjustment hereinafter set forth, (i) each share of Convertible Preferred Stock shall be convertible at any time after the Original Issue Date and from time to time, at the option of the holder thereof (such conversion, an "Optional Conversion") and (ii) all shares of Convertible Preferred Stock shall be converted at any time after the first anniversary of the Original Issue Date if, at any time, the average Market Price for a share of New Common Stock for 20 consecutive Trading Days exceeds $30.00 (as adjusted from time to time to reflect stock splits, dividends, recapitalizations, combinations or the like) (the "Price Condition"), at the option of the Company (such conversion, a "Mandatory Conversion"), in each case into fully paid and nonassessable shares of Common Stock.

         (b) Each share of Convertible Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing (x) the Liquidation Preference of each such share plus all accrued and unpaid dividends thereon by (y) the Conversion Price per share in effect at the time of conversion, provided, however, that upon any conversion of shares of Convertible Preferred Stock the Company shall have the right exercisable as provided in
Section 7(c) below, to pay to the converting holder in cash the accrued and unpaid dividends on the Convertible Preferred Stock to be converted.

         (c) No fractional shares shall be issued upon the conversion of any shares of Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the Fair Value of such fraction on the date of conversion.

         (d) (i) An Optional Conversion of the Convertible Preferred Stock may be effected by any such holder upon the surrender to the Company at the principal office of the Company of the certificate for such Convertible Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified number of such shares (which may be fractional shares) in accordance with the provisions of this Section 7 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. A Mandatory Conversion of the Convertible Preferred Stock shall be immediately effective on the date on which the Company sends a written notice to all holders of Convertible Preferred Stock and shall be deemed to be made as of the date of the Price Condition has been met; provided such notice is sent by the Company within 30 days thereof. Any holder may surrender to the Company the certificate for such Convertible Preferred Stock converted pursuant to a Mandatory Conversion accompanied by a written notice specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Until such time as the holder surrenders its certificate pursuant to a Mandatory Conversion, the certificates representing the Convertible Preferred Stock shall represent the number of shares of Common Stock issuable upon conversion of such certificate. Upon any conversion of any shares of Convertible Preferred Stock, the Company shall pay the holder thereof all accrued and unpaid dividends owing in respect of such shares so converted.

                     (ii) In case the written notice specifying the name or name in which such holder wishes the certificate or certificates for shares of Common Stock to be issued shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Company will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Convertible Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Company that such taxes have been paid), the Company shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Convertible Preferred Stock being converted shall be entitled and (ii) if less than the full number of shares of Convertible Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Convertible Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares of Convertible Preferred Stock being converted.

                     (iii) Such conversion shall be deemed to have been made at the close of business on the date of giving the written notice referred to in the first sentence of (b)(i) above and of such surrender of the certificate or certificates representing the shares of Convertible Preferred Stock to be converted so that the rights of the holder thereof as to the shares of Convertible Preferred Stock being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

                     (e) In case any shares of Convertible Preferred Stock are to be redeemed pursuant to Section 6, all rights of conversion shall cease and terminate as to the shares of Convertible Preferred Stock to be redeemed at the close of business on the Business Day next preceding the date fixed for redemption unless the Company shall default in the payment of the Redemption Price.

                     (f) The Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided.

                     (g) The Company shall at all times reserve, and keep available for issuance upon the conversion of the Convertible Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Convertible Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Convertible Preferred Stock.

                     (h) The Conversion Price will be subject to adjustment from time to time as follows:

                     (i) Adjustment for Stock Splits and Combinations. If the Company shall declare or pay a dividend on its outstanding shares of Common Stock or make a distribution to holders of its Common Stock, in either case in shares of Common Stock or subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased, and conversely, if the Company shall combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                     (ii) Distributions. If, after the effective date of these Amended and Restated Articles of Incorporation, the Company shall distribute to all holders of its shares of Common Stock evidences of its indebtedness, shares of another class of capital stock ("Other Shares"), assets (excluding cash distributions made as a dividend payable out of earnings or out of surplus legally available for dividends under the laws of the jurisdiction of incorporation of the Company) or rights to subscribe to shares of Common Stock, then in each such case, unless the Company elects to reserve such indebtedness, assets, rights or shares for distribution to each holder of Convertible Preferred Stock upon the conversion of the Convertible Preferred Stock so that such holder will receive upon such conversion, in addition to the shares of Common Stock to which such holder is entitled, the amount and kind of such indebtedness, assets, rights or shares which such holder would have received if such holder had, immediately prior to the record date for the distribution of such indebtedness, assets, rights or shares, converted the Convertible Preferred Stock and received Common Stock, the Conversion Price in effect immediately prior to such distribution shall be decreased to an amount determined by multiplying such Conversion Price by a fraction, the numerator of which is the Fair Value of a share of the Common Stock at the date of such distribution less the fair value of the evidences of indebtedness, Other Shares, assets or subscription rights as the case may be, so distributed (as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive) and the denominator of which is the Fair Value of a share of Common Stock at such date. Such adjustment shall be made whenever any such distribution is made, and shall become effectively retroactively on the date immediately after the record date for the determination of stockholders entitled to receive such distribution.

                     (iii) Adjustments for Reclassification, Exchange and Substitution. In the event the Common Stock issuable upon the conversion or redemption of the Convertible Preferred Stock is changed into the same or a different number of shares of stock of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of stock or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 7), then and in any such event each holder of Convertible Preferred Stock shall have the right thereafter to receive, upon the conversion or the redemption in exchange for Common Stock of such Convertible Preferred Stock, the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such Convertible Preferred Stock shall be convertible or redeemable, all subject to further adjustment as provided herein.

                     (iv) Reorganizations, Mergers, Consolidations or Sales of Assets. If there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of stock provided for elsewhere in this Section 7) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive, upon the conversion or the redemption in exchange for Common Stock of such Convertible Preferred Stock, the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock issuable upon such conversion or redemption would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of such Convertible Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 7 (including adjustment of the Conversion Price then in effect and the number of shares of stock issuable upon conversion or redemption of such Convertible Preferred Stock) shall be applicable after that event and be as nearly equivalent as may be practicable.

                     (v) For purposes of this paragraph (h), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Company or any of its subsidiaries.

                     (vi) If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by this paragraph (h) or in the Conversion Price then in effect shall be required by reason of the taking of such record.

                     (vii) Anything in this paragraph (h) to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments (each of which shall be carried forward), determined as above provided, shall have resulted in a change of the Conversion Price by at least $0.01 and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least $0.01, such change in Conversion Price shall thereupon be given effect.

                     (i) In case of any Organic Change (or any other merger or consolidation to which the Company is a party, which for purposes of this paragraph (i) shall be deemed an Organic Change), each share of Convertible Preferred Stock then outstanding, other than those shares to be redeemed pursuant to Section 6 of this Article 5(B), shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Organic Change, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Organic Change by a holder of that number of shares of Common Stock into which one share of Convertible Preferred Stock was convertible immediately prior to such Organic Change (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Organic Change). In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 7 shall be deemed to apply, so far as appropriate and nearly as may be, to such other securities or property.

                     (j) In case at any time or from time to time the Company shall pay any stock dividend or make any other non-cash distribution to the holders of its Common Stock, or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or there shall be any capital reorganization or reclassification of the Common Stock of the Company or consolidation or merger of the Company with or into another corporation, or any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of said cases, the Company shall give at least 20 days' prior written notice to the registered holders of the Convertible Preferred Stock at the addresses of each as shown on the books of the Company as of the date on which (i) the books of the Company shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be, provided that in the case of any Organic Change to which paragraph (g) applies the Company shall give at least 30 days' prior written notice as aforesaid. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be. Failure to give such notice shall not invalidate any action so taken.

                     (k) Section 305 Issues. Anything in this Section 7 of
Article 5(B) to the contrary notwithstanding, the Company shall be entitled, but not required, to make such reductions in the Conversion Price, in addition to those required by Section 7(h), as it in its discretion shall determine to be advisable in order that any dividend in or distribution of shares of Common Stock or shares of capital stock or any class other than Common Stock, subdivision, reclassification or combination of shares of Common Stock, issuance of rights or warrants, or any other transaction having similar effect, shall not be treated as a distribution of property by the Company to its shareholders under Section 305 of the Internal Revenue Code of 1986, as amended, or any successor provision and shall not be taxable to them.

                     8. Reports as to Adjustments. Upon any adjustment of the Conversion Ratio then in effect and any increase or decrease in the number of shares of Common Stock issuable upon the operation of the conversion set forth in Section 7, then, and in each such case, the Company shall promptly deliver to each holder of the Convertible Preferred Stock, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Ratio then in effect following such adjustment and the increased or decreased number of shares issuable upon the conversion granted by Section 7, and shall set forth in reasonable detail the method of calculation of each and a brief statement of the facts requiring such adjustment. Where appropriate, such notice to holders of the Convertible Preferred Stock may be given in advance.

                     9. No Reissuance of Preferred Stock. No Convertible Preferred Stock acquired by the Company by reason of redemption, purchase, or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.

                     10. Notices. All notices to the Company permitted hereunder shall be personally delivered or sent by first class mail, postage prepaid, addressed to its principal office located at 101 East State Street, Kennett Square, Pennsylvania 19348 or to such other address at which its principal office is located and as to which notice thereof is similarly given to the holders of the Convertible Preferred Stock at their addresses appearing on the books of the Company.

         Sixth: No Cumulative Voting. Shareholders of the corporation are not entitled to cumulate their votes in the election of directors.

         Seventh: Board of Directors.

                     A. The Board of Directors appointed through and upon the Plan of Reorganization of the corporation dated July 6, 2001 becoming effective shall serve for a term of one year. At the first meeting of shareholders for the election of directors following the effective date of these Amended and Restated Articles of Incorporation, the Board of Directors shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that each director in Class I shall hold office until the first annual meeting of shareholders following the meeting at which such director was elected (or until the action of shareholders in lieu thereof); each director in Class II shall hold office until the second annual meeting of shareholders following the meeting at which such director was elected (or until the action of shareholders in lieu thereof); and each director in Class III shall hold office until the third annual meeting of shareholders following the meeting at which such director was elected (or until the action of shareholders in lieu thereof).

                     B. The number of directors which shall constitute the whole Board of Directors of the corporation shall be the number from time to time fixed by the bylaws of the corporation (which number shall not be less than three), and such number of directors so fixed in such bylaws may be changed only by receiving the affirmative vote of (i) the holders of at least eighty percent (80%) of all the shares of the corporation then entitled to vote on such change, or (ii) seventy-five percent (75%) of the directors in office at the time of vote. When the number of directors is changed, any increase or decrease in the number of directorships shall be apportioned among the classes so as to make all classes as nearly equal in number as possible. The directors of this corporation need not be shareholders.

                     C. Each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal. Should a vacancy occur or be created, whether arising through death, resignation, retirement or removal of a director, such vacancy shall be filled by a majority vote of the remaining directors. A director so elected to fill a vacancy shall serve for the remainder of the then present term of office of the class to which he was elected.

                     D. Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least eighty percent (80%) of all of the outstanding shares of capital stock of the corporation entitled to vote for that purpose, except that if the Board of Directors, by an affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors, recommends removal of a director to the shareholders, such removal may be effected by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the corporation entitled to vote on the election of directors at a meeting of shareholders called for that purpose.

         Eighth: Special Meetings of Shareholders. Special meetings of the shareholders, for any purpose or purposes, may be called by the Chairman of the Board and shall be called by the Secretary at the request in writing of a majority of the Board of Directors or shareholders entitled to cast thirty percent (30%) of the votes which all shareholders are entitled to cast at the particular meeting. Any such request of directors or shareholders shall state the purpose or purposes of the proposed meeting.

         Ninth: Business Combinations. Except for a "Business Combination" (as defined below) which as been approved by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors of the corporation, any Business Combination, in addition to any affirmative vote required by law, shall require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class (it being understood that for purposes of this Article 9, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article 5(A) of these Amended and Restated Articles of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. The term "Business Combination" as used in this Article 9 shall mean:

                     A. any merger or consolidation of the corporation or any corporation of which the shares of stock having a majority of the general voting power in electing the Board of Directors are, at the time as of which any determination is being made, owned by the corporation, either directly or indirectly ("Subsidiary"); or

                     B. any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions of all or substantially all of the assets of the corporation and its Subsidiaries; provided that transactions which are financing transactions (such as sale-leaseback transactions) shall not be deemed to be Business Combinations for purposes of this Article 9; or

                     C. the adoption of any plan or proposal for the liquidation or dissolution of the corporation; or

                     D. any reclassification of securities (including any reverse stock split) or recapitalization of the corporation, or any merger or consolidation of the corporation with any Subsidiary.

         Tenth: Amendment. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the corporation), the affirmative vote of the holders of eighty percent (80%) or more of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with (collectively, "Amend") Articles 7, 8, 9, 10, 11 or 12 of these Amended and Restated Articles of Incorporation, unless such Amendment has been approved by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors of the corporation in which event such Amendment may be approved by the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class.

         Eleventh: Provisions Not Applicable. As provided in the corporation's Amended and Restated Articles of Incorporation filed on March 29, 1991 with the Department of State of the Commonwealth of Pennsylvania, the corporation reaffirms that the provisions contained in Subchapters E, G, H, I and J of Chapter 25 of the Pennsylvania Business Corporation Law, as it may be amended from time to time, shall not be applicable to the corporation.

         Twelfth: Tender Offers.

                     A. The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the corporation's securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any pertinent issues. By way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to consider any and all of the following:

                     1. whether the offer price is acceptable based on the historical and present operating results or financial conditions of the corporation;

                     2. whether a more favorable price could be obtained for the corporation's securities in the future;

                     3. the impact which an acquisition of the corporation would have on the employees, suppliers and customers of the corporation and its Subsidiaries and on the communities served by the corporation and its Subsidiaries;

                     4. the reputation and business practice of the offeror and its management and affiliates as they would affect the employees, suppliers and customers of the corporation and its Subsidiaries and the future value of the corporation's stock;

                     5. the value of the securities, if any, which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation as compared to the entity whose securities are being offered; and

                     6. any antitrust or other legal and regulatory issues that are raised by the offer.

         B. If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: (i) advising shareholders not to accept the offer, (ii) commencing litigation against the offeror; (iii) filing complaints with all governmental and regulatory authorities; (iv) acquiring the corporation's securities; (v) selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto;
(vi) acquiring a company to create an antitrust or other regulatory problem for the offeror; and (vii) obtaining a more favorable offer from another individual or entity.

         Thirteenth: Non-Voting Capital Stock. The Corporation shall not be authorized to issue non-voting capital stock to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Code (the "Bankruptcy Code"); provided however that this Article 13 will have no further force and effect beyond that required by Section 1123 of the Bankruptcy Code.

         Fourteenth: Severability. In the event that all, some or any part of any provision contained in these Amended and Restated Articles of Incorporation shall be found by any court of competent jurisdiction to be illegal, invalid or unenforceable (as against public policy or otherwise), such provision shall be enforced to the fullest extent permitted by law and shall be construed as if it had been narrowed only to the extent necessary so as not to be invalid, illegal or unenforceable; the validity, legality and enforceability of the remaining provisions of these Amended and Restated Articles of Incorporation shall continue in full force and effect and shall not be affected or impaired by such illegality, invalidity or unenforceability of any other provision (or any part or parts thereof) of these Amended and Restated Articles of Incorporation. If and to the extent that any provision contained in these Amended and Restated Articles of Incorporation violates any rule of a securities exchange or automated quotation system on which securities of the Corporation are traded, the Board of Directors is authorized, in its sole discretion, to suspend or terminate such provision for such time or periods of time and subject to such conditions as the Board of Directors shall determine in its sole discretion.